Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of May 13, 2025, to that certain Agreement and Plan of Merger, dated as of February 21, 2025 (as it may be amended, supplemented or modified in accordance with its terms, the “Merger Agreement”), by and among Beacon Parent Holdings, L.P., a Delaware limited partnership (“Parent”), Beacon Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and bluebird bio, Inc., a Delaware corporation (the “Company” and, collectively with Merger Sub and Parent, the “Parties”), is hereby entered into by and among the Parties. Capitalized terms used but not defined in this Amendment shall have the respective meanings specified in the Merger Agreement.

WHEREAS, in accordance with Section 9.4 of the Merger Agreement, the Parties desire to amend certain terms of the Merger Agreement as set forth in this Amendment so as to, among other things, amend the Offer Price as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in the Merger Agreement and this Amendment, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.1 The first Recital in the Merger Agreement shall be amended and restated in its entirety as follows:

WHEREAS, Parent has agreed to cause Merger Sub to, and Merger Sub has agreed to, commence a tender offer (as it may be extended, amended or supplemented from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Shares”) for the consideration, as may be elected by each Company Stockholder, between either (but not both) of (i) (a) $3.00 per Company Share, subject to any applicable withholding, in cash, without interest thereon (the “Cash and CVR Consideration Closing Amount”), plus (b) one (1) contingent value right per Company Share (each, a “CVR”) representing the right to receive one (1) contingent payment, in cash, subject to any applicable withholding, without interest, upon the achievement of the milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined below) (the “Cash and CVR Consideration”), or (ii) $5.00 per Company Share, subject to any applicable withholding, in cash, without interest thereon (the “All-Cash Consideration”) (the consideration elected by the applicable Company Stockholder between the Cash and CVR Consideration and the All-Cash Consideration, collectively, or any greater amount per Company Share that may be paid pursuant to the Offer after May 14, 2025, being hereinafter referred to as the “Offer Price,” and the cash amount set forth in the foregoing clauses (i)(a) and (ii) comprising the consideration elected by the applicable Company Stockholder, the “Closing Amount”), all upon the terms and subject to the conditions set forth herein;

Section 1.2 The second to last sentence in Section 2.1(e) of the Merger Agreement shall be amended and restated in its entirety as follows:

The applicable Closing Amount payable in respect of each Company Share (with respect to a Cash and CVR Consideration Election or All-Cash Consideration Election, as applicable) validly tendered and not validly withdrawn pursuant to the Offer shall be paid, without interest, in cash, plus, in the case of a Company Stockholder who elects to receive the Cash and CVR Consideration, one (1) CVR per Company Share, subject to any withholding Taxes payable in respect thereof pursuant to applicable Law and Section 3.8(e).

Section 1.3 The following shall be added as Section 2.1(i) to the Merger Agreement:

Each holder of Company Shares tendered in the Offer shall be entitled to elect either (but not both) (i) the number of Company Shares which such holder desires to exchange for the right to receive the Cash and CVR Consideration (a “Cash and CVR Consideration Election,” and such shares, the “Cash and CVR Consideration Election Shares”) and (ii) the number of Company Shares which such holder desires to exchange for the right to receive the All-Cash Consideration (an “All-Cash Consideration Election,” and such shares, the “All-Cash Consideration Election Shares”). Any Cash and CVR Consideration Election or All-Cash Consideration Election shall be referred to herein as an “Election in Offer” and shall be made on a form mutually agreed by Parent and the Company for that purpose (a “Form of Election in Offer”) and included as part of the letter(s) of election and transmittal accompanying the Offer on or after May 14, 2025. Any Election in Offer pursuant to the Offer shall have been properly made only if the depositary for the Offer shall have actually received a properly completed Form of Election in Offer prior to the Expiration Time. Any Form of Election in Offer may be revoked or changed by the authorized Person properly submitting such Form of Election in Offer, by written notice received by the depositary for the Offer prior to the Expiration Time. In the event a Form of Election in Offer is revoked prior to the Expiration Time, the Company Shares represented by such Form of Election in Offer shall become Cash and CVR Consideration Election Shares, except to the extent a subsequent Election in Offer is properly made with respect to any or all of such Company Shares prior to Expiration Time. Subject to the terms of this Agreement and of the Form of Election in Offer, the depositary for the Offer shall have reasonable discretion to determine whether any Election in Offer, revocation or change has been properly or timely made and to disregard immaterial defects in the Form of Election in Offers, and any good faith decisions of the depositary for the Offer regarding such matters shall be binding and conclusive. None of Parent, Merger Sub, the Company, the Surviving Corporation or the depositary for the Offer shall be under any obligation to notify any Person of any defect in a Form of Election in Offer.

Each Company Share validly tendered in the Offer (and not validly withdrawn) prior to the Expiration Time but which is not the subject of a valid Election in Offer (a “No Election Share”) received prior to the Expiration Time shall be deemed to be tendered as a Cash and CVR Consideration Election Share. For the avoidance of doubt, any Company Share tendered prior to the filing of Amendment No. 9 to the Schedule TO for which an Election in Offer is not subsequently made prior to the Expiration Time and which is not validly withdrawn shall be deemed to be a No Election Share.

Section 1.4 Section 3.7(a)(i) of the Merger Agreement shall be amended and restated in its entirety as follows:

(i) Company Shares. Each Company Share that is issued and outstanding immediately prior to the Effective Time (excluding (A) Canceled Company Shares, (B) any Accepted Company Shares and (C) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive, at the election of the holder thereof, either (but not both) (i) the Cash and CVR Consideration (a “Cash and CVR Merger Consideration Election” and the Company Shares with respect to which a Cash and CVR Merger Consideration Election is made, the “Cash and CVR Merger Consideration Election Shares”) or (ii) the All-Cash Consideration (an “All-Cash Merger Consideration Election” and the Company Shares with respect to which an All-Cash Merger Consideration Election is made, the “All-Cash Merger Consideration Election Shares”) upon compliance with the procedures set forth in Section 3.8 (the “Merger Consideration”), without interest thereon and subject to any applicable withholding Tax pursuant to Section 3.8(e) and, in the case of the Cash and CVR Consideration Election Shares, the CVR Agreement; provided, that, at the election of Parent, any Company Shares owned by any direct or indirect Subsidiary of the Company that are not Accepted Company Shares shall instead receive shares of the Surviving Corporation of equivalent value. Any Cash and CVR Merger Consideration Election or All-Cash Merger Consideration Election shall be referred to herein as an “Election in Merger” and shall be made on a form mutually agreed by Parent and the Company prior to the Acceptance Time for that purpose (a “Form of Election in Merger”), which shall be mailed to such holders of Company Shares promptly after the Closing Date (and in no event later than five (5) Business Days after the Closing Date) (such date, the “Mailing Date”). The deadline for submitting an effective, properly completed Form of Election in Merger to the Paying Agent shall be 5:00 p.m., New York City time, on the tenth (10th) Business Day following the Mailing Date (or such other time and date as the Parties may mutually agree) (the “Election Deadline”).

Any Election in Merger with respect to the Merger Consideration shall have been properly made only if the Paying Agent shall have actually received a properly completed Form of Election in Merger by the Election Deadline. Any Form of Election in Merger may be revoked or changed by the authorized Person properly submitting such Form of Election in Merger, by written notice received by the Paying Agent prior to the Election Deadline. In the event a Form of Election in Merger is revoked prior to the Election Deadline, the Company Shares represented by such Form of Election in Merger shall be deemed to be Cash and CVR Merger Consideration Election Shares, except to the extent a subsequent Election in Merger is properly made with respect to any or all of such Company Shares prior to the Election Deadline. Subject to the terms of this Agreement and of the Form of Election in Merger, the Paying Agent shall have reasonable discretion to determine whether any Election in Merger, revocation or change has been properly or timely made and to disregard immaterial defects in the Form of Election in Merger, and any good faith decisions of the Paying Agent regarding such matters shall be binding and conclusive. None of Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent shall be under any obligation to notify any Person of any defect in a Form of Election in Merger.

Each Company Share that is issued and outstanding immediately prior to the Effective Time (excluding (A) Canceled Company Shares, (B) any Accepted Company Shares and (C) any Dissenting Company Shares) for which an Election in Merger as to the Merger Consideration is not properly made in accordance with this Agreement, including if the Form of Election in Merger is not properly submitted by the Election Deadline, will be deemed to be a Cash and CVR Merger Consideration Election Share.

Section 1.5 Section 3.7(d)(ii) of the Merger Agreement shall be amended and restated in its entirety as follows:

Company RSU Awards. Each Company RSU Award that is outstanding as of immediately prior to the Effective Time (including, for clarity, any Company PSU Awards that are subject solely to service-vesting conditions at of the Effective Time) shall accelerate and become fully vested effective immediately prior to, and contingent upon the occurrence of, the Effective Time. Effective as of immediately prior to the Effective Time, each Company RSU Award that is outstanding immediately prior thereto shall by virtue of the Merger automatically and (except as otherwise provided herein) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation (A) an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time, by (y) the Cash and CVR Consideration Closing Amount (the “RSU Closing Consideration”) plus (B) one CVR with respect to each Company Share subject to such Company RSU Award immediately prior to the Effective Time (in each case, as adjusted to reflect any increases to the Offer Price after May 14, 2025).

Section 1.6 Section 3.7(d)(iii) of the Merger Agreement shall be amended and restated in its entirety as follows:

Company PSU Awards. Effective as of immediately prior to the Effective Time, each Company PSU Award that is outstanding and vested as of immediately prior thereto, or which shall become vested as required under the terms of the applicable Company Stock Plan and/or governing award or other agreements currently in place as of the date hereto, shall by virtue of the Merger automatically and (except as otherwise provided herein) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation (A) an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company PSU Award immediately prior to the Effective Time (assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance as determined by the Compensation Committee of the Company Board in its discretion), by (y) the Cash and CVR Consideration Closing Amount (the “PSU Closing Consideration”) plus (B) one CVR with respect to each Company Share subject to such Company PSU Award immediately prior to the Effective Time (in each case, as adjusted to reflect any increases to the Offer Price after May 14, 2025). Each other Company PSU Award that is outstanding immediately prior to the Effective Time shall by virtue of the

Merger automatically and (except as otherwise provided herein) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated without any consideration payable therefor. For the avoidance of doubt, the Company Board (or any committee thereof) shall not exercise its discretion to otherwise accelerate the vesting of any Company PSU Award without Parent’s prior written consent.

Section 1.7 The second sentence of Section 3.8(c)(ii) of the Merger Agreement shall be amended and restated in its entirety as follows:

Upon the later of the (x) the Election Deadline and (y) surrender of a Certificate (or affidavit of loss in lieu thereof) to the Paying Agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Company Share formerly represented by such Certificates (subject to any required Tax withholdings as provided in Section 3.8(e)), and any Certificate so surrendered shall forthwith be canceled.

Section 1.8 Section 3.8(c)(iii) of the Merger Agreement shall be amended and restated in its entirety as follows:

Each holder of record of one (1) or more non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) held through The Depository Trust Company immediately prior to the Effective Time whose Company Shares were converted into the right to receive the Merger Consideration shall as promptly as practicable after the Election Deadline (and in no event later than five (5) Business Days after the Election Deadline), in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it immediately prior to the Effective Time, as promptly as practicable after the Election Deadline (subject to compliance with the following sentence), in respect of each such Book-Entry Share, the applicable Merger Consideration for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 3.8(e)) and such Book-Entry Shares of such holder shall forthwith be canceled. As soon as practicable after the Election Deadline (and in no event later than five (5) Business Days after the Election Deadline), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares immediately prior to the Effective Time shall be entitled to receive in exchange therefor the applicable Merger Consideration, for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 3.8(e)), and such Book-Entry Shares so surrendered shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered immediately prior to the Effective Time. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Company Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares.

Section 1.9 Section 4.26 of the Merger Agreement shall be amended and restated in its entirety as follows:

The Company Board has received the opinion of the Company Financial Advisor, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the various qualifications, limitations, assumptions and other matters set forth therein, the Cash and CVR Consideration Closing Amount to be paid to the Company Stockholders (other than holders of Canceled Company Shares and Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 1.10 References to the phrase “this Article III and the CVR Agreement” in the Merger Agreement shall be replaced with the phrase “this Article III and, if applicable, the CVR Agreement”.

Section 1.11 The second Recital of the CVR Agreement attached to the Merger Agreement as Annex D shall be amended and restated in its entirety as follows:

WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Offer or the Merger, as the case may be, certain holders of Company Shares who elect to receive consideration with a contingent cash payment (other than Canceled Company Shares and Dissenting Company Shares, each as defined in the Merger Agreement) and holders of Company RSU Awards and Company PSU Awards (each as defined in the Merger Agreement) will become entitled to receive the contingent cash payment, without interest, hereinafter described upon the achievement of the milestone hereinafter described.

Section 1.12 Amendment to Offer Documents. The Parties agree to amend the Schedule TO, the Schedule 14D-9 and the Offer Documents and to make appropriate filings with the SEC to reflect the election embedded in the Offer Price, as amended by this Amendment.

Section 1.13 Interpretation. To the extent any provision in the Merger Agreement is inconsistent with this Amendment, such provision shall be deemed amended so as not to be inconsistent with this Amendment, and the Parties agree to interpret such provisions as such.

Section 1.14 References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment; provided, that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of like import shall continue to refer to the date of February 21, 2025.

Section 1.15 Miscellaneous. Except as specifically amended by this Amendment, all of the terms, covenants and other provisions in the Merger Agreement shall continue to be in full force and effect in accordance with their respective terms. Sections 10.2, 10.3, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.11, 10.13, 10.14 and 10.15 of the Merger Agreement shall apply mutatis mutandis to this Amendment.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

BEACON PARENT HOLDINGS, L.P.

By:	Beacon General Partner, LLC, its general partner

/s/ Joe Bress
Name:	Joe Bress
Title:	President & Chief Executive Officer

BEACON MERGER SUB, INC.

/s/ Joe Bress
Name:	Joe Bress
Title:	President & Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

BLUEBIRD BIO, INC.

By:	/s/ Andrew Obenshain
Name:	Andrew Obenshain
Title:	President and Chief Executive Officer